Exhibit 99.1

SB Financial

Q4 2017 Earnings Conference Call

January 26, 2018 at 11:00 AM Eastern

CORPORATE PARTICIPANTS

Mark Klein – Chairman, President, and Chief Executive Officer

Anthony Cosentino – Chief Financial Officer

Melissa Martin – Investor Relations

PRESENTATION

Operator

Good morning and welcome to the SB Financial Group Fourth Quarter 2017 Conference Call and Webcast. I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will begin with remarks by management and then open the conference up to the investment community for questions and answers.

I will now turn the conference over to Melissa Martin with SB Financial. Please go ahead, Melissa.

Melissa Martin

Good morning, everyone. I would like to remind you that this call is being broadcast live over the Internet and will be archived and available on our website at www.yoursbfinancial.com under Investor Relations. Joining me today are Mark Klein, Chairman, President, and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer. Before I turn the call over to Mr. Klein, let me add that this call may contain certain forward-looking statements regarding SB Financial Group's financial performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release, and you are encouraged to review those factors. SB Financial Group undertakes no obligation to update any forward-looking statement except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Melissa, and good morning everyone. Welcome to our fourth-quarter and full-year 2017 conference call and webcast. Yesterday we filed our earnings release, which provides additional depth and details for our comments today. Briefly, highlights for 2017’s fourth quarter and full year include net income of $4 million in the fourth quarter, a 74% improvement over the prior year quarter, representing a return on average assets of 1.83%. Additionally, this was a 48% improvement over the linked quarter. Diluted EPS for the quarter was $0.64, up $0.27 per share or 73%. Net income expanded by $1.7 million this quarter due to the reduction of our deferred tax liability that our CFO, Tony Cosentino, will discuss shortly. Net income for the year was $11.1 million, a 26% improvement year-over-year or $2.3 million. ROA was 1.29% for the year and trailing 12 months EPS now stands at $1.74, up $0.36 per share and a 26.1% improvement over the prior year. Loan balances expanded nearly $22 million in the fourth quarter or over 3.2% for the year expanded by over $52 million or 8%. Top line revenue for the quarter, while contracting a bit over the linked quarter and a year ago quarter, expanded approximately 4.25% year-over-year.

Expenses contracted for the linked quarter and were slightly up year-over-year, representing business line expansions, regulatory oversight, and our reach into newer markets. We expanded our assets under management in our wealth management division this quarter to $437 million, a $7 million increase over the linked quarter and nearly 16% over the year ago quarter. This represents an annualized increase of almost $59 million. Mortgage origination volume was down over 19% from the linked quarter to $72 million. This decline is primarily due to the continued limitation of available inventory in most of our markets. Although our production was down over $17 million from the linked quarter, we continue to generate volume from new clients to our Company. In fact, for the year over 94% or 1,622 out of our total loans of 1,726 this year represented new households to our Company. Asset quality metrics continue to strengthen. SBA loan volume for the quarter was over $2.6 million and in line with year ago quarter. For the year, we produced a record volume of $15.6 million and are well on our way to our strategic level of producing over $40 million in annual production by 2020.

And finally, we have officially divested of our item processing and statement production operation known as the Diverse Computer Marketers or DCM, as of the first of this year. This departure will allow us to focus on our core competencies while we identify additional strategically opportunistic way to accelerate our growth of becoming that $1 billion top-decile performer. We continue our steady course to deliver on our five key strategic initiatives that we’ve talked about quarters before: Revenue diversity, organic balance sheet growth for scale and efficiency, more services in each household for scope, the operational excellence which we so desire, and that top-tier asset quality.

And now a little detail on each, but first, revenue diversity. A hallmark of our strong performance has been our ability to deliver market-leading, non-interest income as a percent of average assets. While down from historical levels of 40%, we still delivered nearly 38% of our total revenue this quarter from fee-based business lines, which equated to more than $17 million for the year. Because of our constrained mortgage volume, our net mortgage banking revenue was down for the quarter by over 36% and over 5% year-over-year to $8.5 million. With over $315 million in total volume this year, we expanded our servicing portfolio to almost $995 million or nearly 11%, represented by over 7,000 households. This core business line continues to provide organic household growth and peer-leading non-interest income. The overarching goal here continues to be leveraging our presence into more retail and business line relationships. Our services per household in the 7,000 now stands at 1.56 services and offers significant potential to drive and continue franchise growth.

2

Additionally, our SBA strategy continues to mature. After implementing our new lending strategy more than four years ago, we have experienced marked improvement every year. This quarter we delivered loan sale gains of $170,000 and nearly $1.2 million for the year. We’re also pleased with the organic balance sheet growth provided by the non-guaranteed loan portion we retained on our books as well as the core deposits that accompany these C&I-based credits. It’s clear that our business development officer model is providing the inertia. Not only are our BDOs in Columbus and Westlake gaining traction, but our market executives and commercial lenders are contributing to their production as well. We continue to pursue additional BDOs in Toledo and Fort Wayne, Indiana. This initiative clearly is a catalyst for delivering on our strategic vision for this business line of achieving $40 million in annual production that I mentioned earlier, as these hires will help to further diversify our revenue portfolio.

As of the beginning of the government’s fiscal year in July of 2017, our SBA volume placed us in the 88th percentile amongst the almost 1,700 banks in the U.S. that have funded an SBA loan. Our momentum continues to drive us toward our strategic goal to become one of the top 100 volume banks in the U.S. A strong quarterly and annual performance in our wealth management division made meaningful contributions to our success and continues to be one of our core competencies. Our new division leader, Chris Jakyma, has strengthened our bench and has begun to leverage our combined knowledge into our lower-share higher-growth markets. We also recently acquired a young professional in Findlay, Ohio, David Robinson, to complement our commercial, private client, and retail banking expertise. This line of business is now contributing nearly $3 million in top line revenue. With the potential generational change in wealth in next 20 years, our vision is to continue to drive our market presence to a higher level in this key relationship-based business line.

The second initiative I want to discuss is our continued focus to add scale and improve efficiency. This quarter, we received regulatory approval to open our 20th full-service office in Bowling Green, Ohio. As I discussed in prior quarters, we selected another seasoned market executive to drive our entrance into another lower-share, higher-growth market that we all know quite well. Our intent is to drive organic balance sheet growth as we strategically fill in our regional presence between our Toledo and Findlay, Ohio markets. Our geographical diversity not only adds strength to our performance but also provides significant opportunities for continued organic balance sheet growth. This year our newer Findlay region led our Company in loan production with over $20 million, driving their balances to $48 million. Our Columbus market delivered another $16 million and now stands at over $173 million in loan balances, while our Toledo market continued its growth trend as they delivered over $15 million in loan growth, with total balances now standing at $144 million. Our strong regional leadership featuring lending expertise and key market presence is taking advantage of a fairly robust economic landscape and continues to create opportunities for our Company. Loan balances in every business line expanded to a higher level. The bulk of our improvement came from the commercial business line that grew over $40 million, portfolio residential loans grew by $8 million, while consumer grew by over $3 million. Total operating revenue increased by 4.25% offset by growing regulatory and compliance costs, some market expansions, and higher incremental cost of funds. Our decentralized management structure has enabled SB Financial to provide our customers personalized service in the targeted markets we serve through operational excellence, geographic market expansions, and our expanding portfolio of products and services offered.

Our third strategic initiative is to deliver greater scope. We continue to add more households and more products and services in those households. This year, we grew our households to 28,590 or over 1,200, representing a 4.5% increase year-over-year. Once we add a mortgage household customer, as before, we work to leverage that presence into a deeper relationship with the client through our retail office network and now more than ever including a virtual office that features a more robust electronic banking experience. Our new Chief Technology Innovation Officer is now leading discussions internally and externally to ensure our processes and platforms stimulate greater client participation. Our staff continues to work interdependently to drive client retention and shareholder value. This year alone, we recorded over 1,800 referrals to business partners and closed over 1,000, or nearly 56%, for additional new business to our Company of nearly $65 million.

Operational excellence is our fourth key strategic lever. Our level of client engagement reflects not only our ability to track clients, but also to retain them potentially for life while growing our franchise. As I mentioned, we now have over 28,500 households that utilize over 83,000 products and services. This includes over 7,000 off balance sheet mortgage loans and represents a nearly $1 billion servicing portfolio that now delivers approximately $2.5 million in servicing fees annually and 75 SBA loans representing the unguaranteed portion that I mentioned earlier of $385,000. Our diverse servicing staff offers a unique skill set that allows for efficiencies across various revenue streams, maintains product-specific knowledge, and is engaged with delivering on our value proposition. And again, our recent divestiture of DCM will allow us to continue to focus on these core competencies while also driving the pursuit of additional strategic opportunities.

3

Our fifth and final initiative is asset quality, and our results this year certainly reflect that commitment. Nonperforming assets declined by $1.4 million to 0.44%. Past due is 0.42%. Net charge-offs for the year were just $196,000 or 3 basis points, and now our allowance to nonperforming remains over 200%. Our sustained asset quality continues to be at the top amongst our peers, and we continue to drive toward that top-decile performance amongst this peer group.

And now, I’d like to ask Tony Cosentino, our CFO, to provide, Tony, a few more details on our performance.

Anthony Cosentino

Thanks, Mark. Good morning, everyone. For the quarter as Mark indicated, we had net income of $4 million or $0.64 per diluted EPS. Net EPS was up $0.27 or 73% from the prior year, and up $0.21, or 48%, from the linked quarter. Highlights this quarter include, as Mark indicated foremost, due to our large mortgage servicing portfolio, we had a significant income tax credit related to our deferred tax liability position. The credit was $1.7 million, or $0.27 per share, all coming to the bottom line. Total operating revenue of $11.7 million was flat from the prior year, down just 3.1% from the linked quarter. Loan growth was up $52 million from the prior year, or 8.1%, and loan sales delivered gains of $1.8 million from collectively mortgage, small business, and agricultural. And lastly, we maintained our nonperforming asset ratio, which ended the year at 44 basis points.

As we break further down into the fourth quarter income statement, starting with margin, net interest income was up from the prior year by 15.2%, and up to the linked quarter by 5.4%. End of period loan balances, as we stated, from the prior year were up $52.2 million, an increase of 8.1%. And in this quarter, we increased our loan balances by $21.5 million. Average loan yield of 4.7 % increased by 28 basis points from the prior year, and was up 10 basis points from the linked quarter, reflecting the recent rise in rates. This quarter, we also recaptured approximately $125,000 in nonperforming assets on a couple of credits. And overall, our earning asset yield was up 36 basis points to the prior year. On the funding side, we continue to experience an increase in the cost of our interest-bearing liabilities, coming in at 69 basis points for the quarter, which was up 9 basis points from the prior year and up 1 basis point from the linked quarter. Net interest margin at 3.96% was up 27 basis points from the prior year and up from the linked quarter by 15 basis points. Total interest expense costs have risen by over 28% from the prior year, with the variance tied almost exclusively to funding our increased loan volume. Loan activity has obviously influenced margin income from the prior year. Total loan interest income of $8.1 million is up $1.1 million or 15.9% from the prior year. And as we discussed last quarter, net loan volume returned again to a more acceptable level, with balances up $22 million from September 30th in line with the $24 million from the third-quarter performance. This quarter’s growth would equate to a 13% annualized growth rate. Total non-interest income of $4.1 million was down $1 million or 20.2% from the prior year, and down $0.8 million, or 15.8%, from the linked quarter. Fee income as a percentage of total revenue was nearly 35% for the quarter and 39% for the full year.

Recall perhaps that in the fourth quarter of 2016, we recaptured $1.2 million of mortgage servicing rights impairment compared to just $0.1 million in the current quarter. Expanding on Mark’s comments earlier, our mortgage business was challenged in 2017. For the quarter, mortgage originations of $72.1 million were down from the prior year by $11.4 million, or 13.6%, and were down $17.1 million, or 19.2%, from the linked quarter. This quarter's new purchase volume was 91% as the refinance market has slowed considerably with the rise in interest rates. Total gains on sale came in at $1.7 million, nearly 3.1% on our sold volume in the quarter of $54 million. For comparison, we achieved 2.5% and 2.9% gain on sale percentage for the prior year and linked quarters. Therefore, despite the volume of sales down 34%, better pricing and efficiency have limited our mortgage banking loan sale gain decline to only 17%. Mortgage banking revenue in total for the fourth quarter was $2.1 million, down $1.2 million from the prior year and down $0.3 million from the linked quarter, all reflective of the large mortgage impairment recapture in fourth quarter of 2016. This quarter, as we said, included a positive valuation adjustment to mortgage servicing rights of $118,000 compared to a negative adjustment last quarter of $36,000 and a positive adjustment, as we said, of $1.2 million in the fourth quarter of 2016. At the end of the year, State Bank had $995 million in the servicing portfolio, providing revenue in the quarter of $617,000. The servicing portfolio has increased by $95 million, or 10.6%, from the prior year on sold volume for that period of $261 million. Market value of our mortgage servicing rights at $9.9 million increased this past quarter, reflecting volume and the increased rate environment. That calculated fair value of 1% was up 3 basis points from the prior year and up 2 basis points from the linked quarter. Total impairment reserves that were available for recapture in future periods equaled $151,000 at quarter end.

Operating expenses for the quarter of $8.1 million were up $0.2 million, or 3.1%, from the prior year, and compared to the linked quarter expenses were down $0.2 million, or 2.1%. Total headcount for the Company is up 13 since the prior year, reflecting increased staffing in mortgage and commercial sales in addition to added resources in compliance, loan review, and mortgage administration. As noted by Mark in his comments, we continue to add support resources to supplement our sales team. For the year, operating leverage was slightly negative with revenue growth of 4.3%, just less than our expense growth rate of 4.9%.

4

As we turn to the balance sheet, loan outstandings at 12/31/17 stood at $696.6 million, or 79% of the total assets of the Company. We had growth of $52 million from the prior year and were up $21.5 million from the linked quarter. Collectively, we have grown loans by $45 million these last two quarters. Compared to the prior year, our growth was limited in commercial real estate with $48.1 million and residential real estate with $8.4 million. On the deposit side, we were up from the prior year by $56.5 million, an 8.4% growth rate, and up from the linked quarter by $12.8 million. From the prior year, the majority of our growth has occurred in savings and money market up $28.4 million and retail certificate balances up $23.6 million. As we look at capital, we finished the quarter at $94 million, up $7.5 million or 8.6% from the prior year, including the impact of the tax law change of $1.7 million. The equity-to-asset ratio of 10.7% was up slightly from the prior year as our earnings offset the growth in our balance sheet. Tangible common equity ratio 7.4%, but would increase to 9.0% when the convertible preferred is included. This compares to ratios of 7.0% and 8.8% for the prior year.

Commenting on asset quality quickly, total nonperforming assets now stand at $3.9 million or 44 basis points of total assets, with 99% of that in nonperforming loans. The total level of nonperforming assets is down $1.5 million from the prior year and up just $0.1 million from the linked quarter. And included in our nonperforming asset total is $1.1 million in accruing restructured credits. These restructured loans, nearly all maturity extensions, elevate our nonperforming level by 13 basis points, and absent those recurring restructured credits, our total nonperforming asset ratio would be just 31 basis points. Provision expense for the quarter was $0.2 million, down $0.3 million from the prior year. And for the year our $0.4 million of provision was nearly two times our net charge-offs for the year of $196,000. Our absolute level of loan loss allowance at $7.9 million is up from the prior year by $0.2 million or 2.7%. Thus, due to loan growth, our allowance to total loans percentage has declined from 1.2% to 1.14% currently. We now have nonperforming loan coverage with our allowance of 207%, which is up from 179% at the prior year. As Mark and I have commented throughout 2017, asset quality continues to be peer leading.

Looking finally at our full-year results, net income of $11.1 million, with diluted EPS of $1.74 is up $2.3 million and $0.36 per share from the prior year. Absent the deferred tax adjustment, net income would be up $0.6 million, or 6.6%, and diluted EPS would be up $0.10 or 7.2%.

I’ll now turn the call back over to Mark.

Mark Klein

Thank you, Tony, for that recap. Just to rephrase our performance results for this past year, record net income $11.1 million, ROA 1.29%, increase in EPS of $0.36 per share to $1.74 for a year-over-year increase of 26%, loan growth of $52 million or 8%, mortgage servicing portfolio right on the cusp of the $1 billion we’ve been working to achieve the last 10 years; deposit growth of $56 million or 8.4%, and growth of wealth assets under our care of $59 million, or 15.6%. By all measures, a very successful year.

When we couple our regional market leadership with an expanding economy and regulatory and tax relief, we’ve positioned our Company for even greater accomplishments in 2018, beginning with a significant realized going forward tax savings. As a result of these improvements, we are launching a variety of tax redirection initiatives. For our stockholders, SBFG will realize a $1.7 million tax saving beginning in 2018 that Tony alluded to, which equates to a gross benefit of $0.27 per diluted share. For our communities, we are initiating a community volunteerism directive, involving each of our 250 employees. Personal time spent volunteering in our communities will now equate to additional personal days off from work and emphasis will be placed on philanthropic initiatives in our communities where the needs are the greatest. We’re also redirecting savings to an expanded pool of funds in order to focus on initiatives that will improve quality of life for all of our residents in each of our communities.

For our staff, we are launching a marketing campaign that is focused on leveraging our Stepping Out into Our Communities initiative that began over a year ago. We are also implementing pay increases of anywhere from 2% to 9% and a one-time $1,000 discretionary bonus for all except the higher-salaried staff in our Company. And for our clients, we remain committed and focused on expanding our digital banking strategies for a more intimate client experience. This includes optimizing our website for mobile device use and expanded security and exploring the channels in which our clients can communicate with us more intimately and more effectively. We also intend to leverage our status as a preferred SBA lender by increasing our level of SBA lending in 2018 to assist growing capital-constrained entrepreneurs and those undergoing generational ownership changes. These initiatives collectively were launched in pursuit of our vision to become that top-performing $1 billion independent financial services company that we continue to set apart by our staff and our passion for service, our holistic approach to that client care, and our commitment to the communities and investors we serve. We again want to thank you all for your continued trust and confidence.

And now, I’ll turn the call back to Melissa for closing comments.

Melissa Martin

Thank you, Mark. Operator, we’re now ready for our first question.

5

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question-and-answer session. To ask a question you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. At this time, we will pause momentarily to assemble our roster.

Melissa Martin

While we’re waiting for questions to assemble, I would like to remind you that today’s call will be accessible on our website at www.yoursbfinancial.com under Investor Relations.

Operator

At this time, we have no further questions on my end.

CONCLUSION

Mark Klein

If the call is back to me and there are no further questions, I’d like to thank again everyone for joining us this morning for our excellent results that we revealed in 2017 and certainly look forward to sharing our first quarter of 2018 with you in April. Again, thanks for joining us. Have a good day. Good bye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

6